EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166094 on Form S-8 and Registration Statement No. 333-180102 on Form S-3 of our reports dated March 15, 2013, relating to the consolidated financial statements and financial statement schedule of Metals USA Holdings Corp. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to that on February 6, 2013, Metals USA Holdings Corp., Reliance Steel & Aluminum Co. (“Reliance”) and RSAC Acquisition Corp. (a wholly-owned subsidiary of Reliance), entered into an Agreement and Plan of Merger under which Reliance has agreed to acquire Metals USA Holdings Corp.), and the effectiveness of Metals USA Holdings Corp. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Metals USA Holdings Corp. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Boca Raton, Florida
March 15, 2013